Exhibit 99.2
PRIVATE AND CONFIDENTIAL

Skullcandy

Overview

- #1 most chosen earphone brand in the US by consumers (25M units per year) with the #1 and #2 earphones by units (Jib and Ink'd)
- Skullcandy, Inc. creates world-class audio experiences through its Skullcandy and Astro Gaming brands
- Skullcandy brand creates audio and gaming products for the risk takers, innovators and pioneers who inspire others to live life at full volume
  - Founded at the intersection of music, sports, technology and creative culture
  - Highlighted by new innovations in the science of sound and human potential, collaborations with up-and-coming musicians and athletes
  - Lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization
  - Pioneered the distribution of headphones and audio products in specialty retailers focused on action sports and the youth lifestyle with hundreds of independent snow, skate and surf retailers – expanded distribution to leading consumer electronics, sporting goods, mobile phone and big box retailers
- Astro Gaming creates premium video gaming equipment for professional gamers, leagues and gaming enthusiasts
  - Founded in the pits of competitive gaming
  - Become synonymous with pinnacle gaming experiences
  - Originally started with e-commerce distribution, Astro has entered leading retailers such as Best Buy and Game Stop
- Headquartered in Park City, Utah, with offices in San Francisco, Tokyo, Zurich, Mexico City, Vancouver and Shanghai
- On June 24, 2016, Skullcandy announced an agreement to be acquired by Incipio $5.75 per share in cash

(Amounts in Millions, Except Per Share Data)

Transaction Summary

Cash Price Per Share	$5.75
Diluted Shares Outstanding	31
Total Equity Value	$177
Less: Cash	(46)
Enterprise Value	$131

Valuation Metrics

Enterprise Value as a Multiple of:		
LTM Sales	$267	0.5 x
LTM EBITDA	16	8.0 x
2016E EBITDA	24	5.4 x
Price as a Multiple of:		
2016E EPS	$0.26	22.1 x
2017E EPS	0.32	18.0 x

Key Terms

Termination Fee	$6.2 ($0.20 / share)
Go Shop Concludes (a)	7/23/2016

Source: U.S. 2015 NPD data, public filings and Wall Street research as of June 24, 2016.
(a) After July 23, 2016, Skullcandy must cease all existing discussions and may not solicit or participate in any additional discussions with third parties regarding alternative proposals, subject to certain exceptions.

Skullcandy
1

PRIVATE AND CONFIDENTIAL

Two Killer Brands

Skullcandy	Astro
Original Youth Culture Audio Innovation	***Choice of the Elite Console Gamer***

Skullcandy

- Founded at the Intersection of Music, Sports, Technology and Creative Culture
- Disrupted Industry:
  - Created Lifestyle and Performance Audio
- Consumer Choice Leader:
  - #1 seller by units of headphones/earbuds in the US (25M)
- Price Point:
  - Lead \$10-\$100 ASP + 1-2 pinnacle products (up to \$150 with wireless)
- Just Getting Started 12 Years Later… Life at Full Volume
  - 2015 Revenue: \$205M (+\$5M / 3% YOY) (a)



CRUSHER VRA™
"BASS THAT SURROUNDS YOU"
COLLAPSIBLE DESIGN
IMMERSION35 TECH
SUPREME SOUND™ 40MM DRIVER
MEMORY FOAM EAR CUSHIONS
ON-BOARD MIC/REMOTE
METAL MATERIALS
BUILT-IN STEREO AMPLIFIER
CAPACITIVE TOUCH CONTROLS
DIGITAL STATUS INDICATOR (CRUSHER/POWER/PAIRING)
USB & BACK-UP CABLE PORT

Astro

- Founded in the Pits of Competitive Gaming to Make the Headphone a Weapon
- Disrupted Industry:
  - Pioneered the "Ultra Premium" >\$200 Category
- Consumer Choice Leader:
  - #1 console premium price points; #3 in all price points
- Price Point:
  - Lead \$200+ ASP (and more to come)
- Pinnacle Position Laying Foundation for Expansion
  - 2015 Revenue: \$61M (+\$13M / +28% YOY) (b)



CHOOSE YOUR WEAPON
A50
$300
BUY NOW

Source: Rankings per U.S. 2015 NPD Data. Revenue and YoY growth per public filings.
(a) Includes 2XL.
(b) Includes Skullcandy Gaming.

Skullcandy
2

Leading Audio and Gaming Company Since new management entered in 2013, revenue and profitability have improved Source: Public filings. Name Title Start Date Previous Experience Hoby Darling President, Chief Executive Officer and Director 2013 Nike, Inc. (Nike, Converse, Hurley, Cole Haan, Umbro); Volcom, Inc. MBA, JD and BA Jason Hodell Chief Financial Officer and Head of Business Operations 2013 Shopzilla; Move Networks; Digex; JP Morgan. MBA and BS Jordan Reiss President of Astro Gaming 2011 Founder, Astro Gaming; VP Timbuk2 Design. MBA and BS Dave Raffone Chief Sales and Revenue Officer 2014 VP Sales, Sony. BS in Business Administration Sam Paschel Chief Commercial Officer (Marketing) 2012 Burton Snowboards. BS in Engineering Patrick Grosso VP, Strategic Initiatives and Corporate Affairs, Chief Legal Officer, Corporate Secretary 2013 Tilly’s; SEC. JD, BS and CPA Jeff Hutchings VP of Category and Engineering 2015 Innovation and Engineering Harman Industries. BS in Engineering Management Team Historical Financial Summary Revenue / Growth Gross Profit / Margin EBITDA / Margin

PRIVATE AND CONFIDENTIAL

Strong Product Assortment

2015 Top Performing Products

	Product Family	Image	Description
Skullcandy	*Ink'd*		#2 selling earphone by units in the U.S. Wired in-ear headphone MSRP of $19.99, with newly released Ink'd Wireless priced at $49.99
	Jib		#1 selling earphone by units in the U.S. Wired in-ear headphone MSRP of $9.99
	Hesh		Around-the-ear headphone styles with Hesh 2 Wireless being the #1 selling around-the-ear style between $20 - $100 for 2015
	Smokin Buds		In-ear wireless headphones targeting the <$60 price range
	Uprock		On-ear wired headphones targeting the <$40 price range
	Crusher		Around-the-ear wired headphones targeting the <$150 price range
	Grind		On-ear wireless earphones targeting the <$100 price range
Astro	*A40*		Wired around-the-ear gaming headset with models ranging from $150 - $230
	A50		Wireless around-the-ear gaming headset targeting the $300 price category

New Products

Crusher VRA
Pinnacle virtual reality audio experience
$299.99



Crusher Wireless
Improved Crusher experience with Bluetooth functionality
$149.99

Grind
Updated with Bluetooth functionality
$89.99

Ink'd Wireless
Includes Bluetooth functionality with low-profile flex collar
$49.99



Barricade
Collection of three wireless portable speakers
$29.99 - $99.99

Astro A50 Wireless
Upgraded pinnacle gaming headset; first upgrade since 2012
$300

Skullcandy
4

Notice to Investors The tender offer for the outstanding shares of common stock of Skullcandy has not yet commenced. At the time the tender offer is commenced, Incipio and a wholly-owned subsidiary of Incipio will file a tender offer statement on Schedule TO with the SEC, and Skullcandy will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. INVESTORS AND SECURITY HOLDERS OF SKULLCANDY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such materials will be made available to Skullcandy's stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC website: www.sec.gov. Cautions regarding Forward-Looking Statements The statements included in this document that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on Skullcandy’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the consummation of the tender offer and the merger as well as any benefits of the acquisition by Incipio of Skullcandy. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the tender offer; the risk that the transaction does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; there may be a material adverse change of Skullcandy or its business may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; the adverse impact of competitive product announcements; revenues and operating performance; changes in overall economic conditions and markets, including the current credit markets; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; control of costs and expenses; significant litigation, including with respect to intellectual property matters; risks associated with acquisitions and dispositions; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; changes in generally accepted accounting principles; risks related to new legal requirements; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in Skullcandy’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of Skullcandy’s filings with the Securities and Exchange Commission. These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit Skullcandy’s corporate website, www.skullcandy.com, or for official filings visit the Securities and Exchange Commission (“SEC”) website, www.sec.gov.

Go-Shop The Company's merger agreement with Incipio contains a "go-shop" provision pursuant to which the Company has the right to initiate, solicit and encourage the making of other proposals to acquire the Company and engage in and enter into and continue discussions or negotiations with respect to other proposals to acquire the Company until 11:59pm (Eastern time) on July 23, 2016. The full text of the merger agreement, including all provisions relating to the ability of the Company to terminate the merger agreement and accept other proposals to acquire the Company, is available as an exhibit to the Company's filing on June 24, 2016 on Form 8-K at the SEC website, www.sec.gov. Inquiries about other proposals to acquire the Company should be directed to: All Information in this document has been prepared and/or supplied by the Company. 1345 Avenue of the Americas New York, NY 10101 David Shiffman (Managing Director) Office: (212) 508-1642 Mobile: (917) 842-2448 dshiffman@pjsc.com Juan Mejia (Managing Director) Office: (212) 508-1659 Mobile: (917) 716-8143 jmejia@pjsc.com Eric Bormel (Associate) Office: (646) 378-4063 Mobile: (410) 404-0204 ebormel@pjsc.com Daniel Stolar (Analyst) Office: (646) 708-8465 Mobile: (201) 562-9928 dstolar@pjsc.com